Exhibit 10.2
Second Amendment to the
Huntington Bancshares Incorporated
Management Incentive Plan
Background
A.	Huntington Bancshares Incorporated (the “Company”) maintains the Huntington Bancshares Incorporated Management Incentive Plan (the “MIP”).

B.	Article IX of the MIP gives the Company the power and authority to amend or terminate the MIP at any time.

C.	The Company desires to amend the MIP to bring the MIP into compliance with changes to the Internal Revenue Code of 1986 (the “Code”), as amended, regarding certain performance-based compensation under Code Section 162(m) and deferred compensation under Code Section 409A.
Amendment
1.	Article II(d) is amended in its entirety, effective January 1, 2009, as follows:
          “Change in Control” means, with respect to the Corporation, the occurrence of any of the following:
          (1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect as of the date of this Agreement), other than the Corporation or any “person” who as of January 1, 2009 is a Director or officer of the Corporation or whose shares of Common Stock of the Corporation are treated as “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act as in effect on or after January 1, 2009 by any such director or officer, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing thirty-five percent (35%) or more of the combined voting power of the Corporation’s then outstanding securities;
          (2) Individuals who, as of January 1, 2009, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
          (3) A merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;
          (4) A sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;
          (5) A liquidation or dissolution of the Corporation;
          (6) A reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or
          (7) A transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.	The last paragraph of Section 6.1 is amended in its entirety, effective January 1, 2009, as follows:

Notwithstanding the above, in the event a Participant dies or becomes disabled, before payment of an Award, the Committee may, in its discretion, authorize payment to the Participant (or the Participant’s estate or designated beneficiary) in such amount as the Committee deems appropriate. If a Participant retires before payment of an Award, the Committee may, in its discretion, authorize payment to the Participant in such amount as the Committee deems appropriate, provided that such amount is no greater than the pro rata amount of the Award actually earned by the Participant as of the date of his or her retirement. The pro rata amount shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between first day of the applicable Plan Year and the date the Participant retires, and the denominator shall be 12.

3.	The remainder of the Plan shall remain unchanged.